Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 21, 2025, in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-284368) and related Prospectus of Salarius Pharmaceuticals, Inc. for the registration of shares of its common stock, pre-funded warrants, common warrants and representative warrants.
/s/ Ernst & Young LLP
Houston, Texas
October 21, 2025